UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 4, 2008

PHARMACOPEIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05   Costs Associated with Exit or Disposal Activities

On August 4, 2008, Pharmacopeia, Inc. (the “Company”) reduced its workforce by approximately 40 percent through termination of positions.  This action was part of the Company’s overall plan to focus its efforts on, and allocate a greater portion of its resources to, the Company’s development programs.  The Company notified the 64 affected employees of their termination dates, 60 of which are as of October 3, 2008, and four of which are as of December 4, 2008.  The Company expects to record a charge of approximately $3 million in the third quarter of 2008 in connection with the severance provided to employees directly affected by the latest reduction in staffing.  Substantially all of the severance cost will result in future cash expenditures.  Although the Company believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

The Company’s press release dated August 5, 2008 related to the announcement is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure

On August 5, 2008, the Company expects to make a presentation concerning its business at the BMO Capital Markets 8th Annual Focus on Healthcare Conference.  The materials to be utilized during the presentation are attached as Exhibit 99.2 to this report.

The information in this Item 7.01 and Exhibit 99.2 to this report are being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act unless the Company specifically so states.

Item 9.01. Financial Statements and Exhibits

(d)          Exhibits

Exhibit
Number

99.1	Press Release

99.2	Presentation Materials

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA, INC.

	By:	/s/ Stephen C. Costalas
Stephen C. Costalas, Executive Vice President, Corporate Development, General Counsel and Secretary

Date: August 5, 2008